Exhibit 99.1

News Release

AXCELIS ANNOUNCES FINANCIAL RESULTS FOR FOURTH QUARTER AND FULL YEAR 2016

Purion Product Family Fuels Axcelis Growth

BEVERLY, Mass. — February 1, 2017—Axcelis Technologies, Inc. (Nasdaq: ACLS) today announced financial results for the fourth quarter and full year ended December 31, 2016.

The Company reported fourth quarter revenue of $69.4 million, compared to $65.7 million for the third quarter of 2016. Operating profit for the quarter was $5.9 million, compared to $3.6 million for the third quarter. Net income for the quarter was $4.0 million, or $0.13 per share.  Net income for the third quarter of 2016 was $2.2 million, or $0.07 per share. Cash, cash equivalents and restricted cash were $77.7 million at December 31, 2016, compared to $72.5 million on September 30, 2016.

For the full year 2016, the Company reported revenue of $267.0 million, compared with $301.5 million for the full year 2015. Operating profit was $16.6 million in 2016, compared to $20.7 million in 2015. Net income for the year was $11.0 million, compared to net income of $14.7 million in 2015.

“2016 was a strong year for the Purion platform as our customer base expanded significantly, and we successfully introduced several new product extensions,” said President and CEO Mary Puma. “We expect 2017 to be the start of a solid up cycle for the industry, with robust implant CAPEX spending, providing Axcelis with substantial opportunities for continued growth.”

“I am pleased with our financial performance in 2016. We increased gross margins to 37.3%, up from 33.7% in 2015,” said Chief Financial Officer and Executive Vice President Kevin Brewer.  “We expect to realize further improvements in gross margin in 2017 with continued focus on supply chain optimization, value engineering and lean programs.”

Business Outlook

For the first quarter ending March 31, 2017, Axcelis expects revenues of approximately $80 million dollars. Gross margin in the first quarter is expected to be around 39%. First quarter operating profit is forecasted to be approximately $7.5-9.0 million with earnings per share of $0.20-0.24.

Fourth Quarter 2016 Conference Call

The Company will host a conference call today at 5:00 pm ET to discuss the Company’s results for the fourth quarter and full year. The call will be available to interested listeners via an audio webcast that can be accessed through the Investors page of Axcelis’ website at www.axcelis.com, or by dialing 866.588.8911 (707.294.1561 outside North America). Participants calling into the conference call will be requested to provide the company name, Axcelis Technologies, and pass code: 47737570. Webcast replays will be available for 30 days following the call.

Safe Harbor Statement

This press release and the conference call contain forward-looking statements under the SEC safe harbor provisions. These statements, which include our expectations for increased spending in our industry and guidance for future financial performance, are based on management’s current expectations and should be viewed with caution. They are subject to various risks and uncertainties, many of which are outside the control of the Company, including the timing of orders and shipments, the conversion of orders to revenue in any particular quarter, or at all, the continuing demand for semiconductor equipment, relative market growth, continuity of business relationships with and purchases by major customers, competitive pressure on sales and pricing, increases in material and other production costs that cannot be recouped in product pricing and global economic, political and financial conditions. These risks and other risk factors relating to Axcelis are described more fully in the most recent Form 10-K filed by Axcelis and in other documents filed from time to time with the Securities and Exchange Commission.

About Axcelis:

Axcelis (Nasdaq: ACLS), headquartered in Beverly, Mass., has been providing innovative, high-productivity solutions for the semiconductor industry for over 35 years. Axcelis is dedicated to developing enabling process applications through the design, manufacture and complete life cycle support of ion implantation systems, one of the most critical and enabling steps in the IC manufacturing process. Learn more about Axcelis at www.axcelis.com.

Company Contacts

Investor Relations:

Doug Lawson
978.787.9552

Editorial/Media:

Maureen Hart
978.787.4266

Axcelis Technologies, Inc.

Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2016	2015	2016	2015

Revenue:
Product	$63,959	$64,802	$244,295	$278,875
Services	5,399	5,656	22,685	22,620
Total revenue	69,358	70,458	266,980	301,495
Cost of Revenue:
Product	37,745	43,617	149,007	181,060
Services	4,666	4,868	18,375	18,729
Total cost of revenue	42,411	48,485	167,382	199,789

Gross profit	26,947	21,973	99,598	101,706

Operating expenses:
Research and development	8,795	7,907	34,402	32,586
Sales and marketing	6,097	5,517	23,839	23,325
General and administrative	6,190	6,143	24,452	25,059
Restructuring charges	—	—	282	18
Total operating expenses	21,082	19,567	82,975	80,988

Income from operations	5,865	2,406	16,623	20,718

Other (expense) income:
Interest income	77	48	238	64
Interest expense	(1,346)	(1,349)	(5,073)	(4,976)
Other, net	(412)	(50)	(764)	(601)
Total other (expense) income	(1,681)	(1,351)	(5,599)	(5,513)

Income before income taxes	4,184	1,055	11,024	15,205

Income tax provision	219	229	23	527

Net income	$3,965	$826	$11,001	$14,678

Net income per share:
Basic	$0.13	$0.03	$0.38	$0.51
Diluted	$0.13	$0.03	$0.36	$0.49

Shares used in computing net income per share:
Basic weighted average common shares	29,423	28,936	29,195	28,595
Diluted weighted average common shares	31,436	30,464	30,947	30,229

Axcelis Technologies, Inc.

Consolidated Balance Sheets

(In thousands, except per share amounts)

(Unaudited)

	December 31,	December 31,
	2016	2015

ASSETS
Cash and cash equivalents	$70,791	$78,889
Accounts receivable, net	50,573	36,868
Inventories, net	113,853	109,408
Prepaid expenses and other assets	29,310	19,652
Property, plant and equipment, net	30,840	30,031
Restricted cash	6,864	6,936
Total assets	$302,231	$281,784

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$24,996	$19,849
Accrued compensation	5,142	9,059
Warranty	2,668	3,555
Income taxes	240	143
Deferred revenue	11,009	8,542
Sale leaseback obligation	47,586	47,586
Other liabilities	9,135	9,286
Total liabilities	100,776	98,020

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value, 30,000 shares authorized; none issued or outstanding	—	—
Common stock, $0.001 par value, 75,000 shares authorized; 29,518 shares issued and outstanding at December 31, 2016; 29,025 shares issued and 28,995 shares outstanding at December 31, 2015	30	29
Additional paid-in capital	535,408	529,089
Treasury stock, at cost, no shares at December 31, 2016 and 30 shares at December 31, 2015	—	(1,218)
Accumulated deficit	(331,704)	(342,705)
Accumulated other comprehensive loss	(2,279)	(1,431)
Total stockholders’ equity	201,455	183,764
Total liabilities and stockholders’ equity	$302,231	$281,784